Exhibit 99.1

Dorman Products, Inc. Reports Third Quarter 2019 Results

Highlights:

•	Net sales of $253.8 million, up 2.4% compared to $248.0 million in Q3 2018.

•	Diluted earnings per share (EPS) on a GAAP basis of $0.65 compared to $1.03 in Q3 2018.

•	Adjusted diluted EPS of $0.67 compared to $1.06 in Q3 2018.

•	New distribution facility in Portland, TN, became fully operational in early Q4 2019.

COLMAR, PA (October 28, 2019) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced its financial results for the third quarter ended September 28, 2019.

3rd Quarter Financial Results

The Company reported third quarter 2019 net sales of $253.8 million, up 2.4% compared to net sales of $248.0 million in the third quarter of 2018. Sales growth in the quarter attributable to acquisitions was approximately 1%.

Gross profit was $86.9 million in the third quarter compared to $95.0 million for the same quarter last year. Gross margin for the third quarter was 34.2% compared to 38.3% in the same quarter last year. The adjusted gross margin was 34.3% in the quarter compared to 38.3% in the same quarter last year. The gross margin decline was primarily due to a shift in customer mix to retail customers from warehouse distributors, redundant overhead costs resulting from operating out of two distribution locations in Portland, TN, and the pass-through of tariff costs to our customers.

Selling, general and administrative (“SG&A”) expenses were $60.0 million, or 23.6% of net sales, in the third quarter of 2019 compared to $51.3 million, or 20.7% of net sales, in the same quarter last year. Adjusted SG&A expenses were $59.2 million, or 23.3% of net sales, in the quarter compared to $49.9 million, or 20.1% of net sales, in the same quarter last year. A 2% increase in SG&A as a percentage of sales was primarily due to the temporary duplication of facility and operating costs related to our distribution center consolidation.

Income tax expense was $5.7 million in the third quarter of 2019, or 21.1% of income before income taxes, down from $9.8 million, or 22.3% of income before income taxes, recorded in the same quarter last year. The decrease in tax rate was primarily a result of lower foreign-sourced income.

Net income for the third quarter of 2019 was $21.3 million, or $0.65 per diluted share, compared to $34.0 million, or $1.03 per diluted share, in the prior year quarter. Adjusted net income in the third quarter was $22.0 million, or $0.67 per diluted share, compared to $35.0 million, or $1.06 per diluted share, in the prior year quarter.

Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

Kevin Olsen, Dorman Products’ President and Chief Executive Officer, stated, “Our third quarter results came in below our expectations as we faced ongoing soft market conditions, particularly in our warehouse distributor channel. Despite these external headwinds, we focused on executing and importantly, made strong progress on consolidating our Portland distribution locations. We are now fully operating out of our new distribution center and are confident this facility will allow us to more efficiently and effectively serve our customers moving forward. We continued to focus on operational improvements as we reduced inventories by $10 million from the second quarter despite higher acquisition costs related to tariffs. Additionally, we continued to drive innovation in the automotive aftermarket and released 1,055 new SKU’s in the quarter, underscored by the strong growth in our Heavy Duty and Complex Electronic product lines.”

Mr. Olsen continued, “We expect these soft demand conditions to continue impacting our results for the remainder of the year and have lowered our expectations for the fourth quarter accordingly. While these past few quarters have been challenging, we remain confident in our long-term strategy. We will continue to focus on bringing new products to market, operational execution to improve margins and free cash flow, and pursuing strategic acquisitions. Looking ahead, we firmly believe these actions will drive attractive returns for our shareholders.”

Distribution Facility Consolidation Activities

Late in the first quarter of 2019, we began the process of transferring operations of our existing distribution facility in Portland, TN to a new, nearby larger facility. Early in the fourth quarter, we executed our plan and the new facility is now fully operational. While the move had some operational challenges, we expect to improve our customer service abilities and productivity as a result of this transition. We anticipate that we will continue to incur higher costs in the fourth quarter of 2019 and expect our distribution costs to be back to more typical levels as we move through 2020. Year to date, we have incurred approximately $17.1 million of costs ($13.4 million after tax or $0.41 per diluted share) due to start up inefficiencies and duplication of facility overhead and operating costs related to our consolidation activities, with $3.6 million ($2.9 million after tax or $0.09 per diluted share) included in gross profit and $13.5 million ($10.5 million after tax or $0.32 per diluted share) in SG&A expenses.

Q4 Outlook

For the fourth quarter of 2019, we expect financial results substantially in-line with the third quarter of 2019, assuming the continuation of current market conditions.

Share Repurchases

Under its share repurchase program, Dorman did not repurchase shares of its common stock during the quarter ended September 28, 2019. The Company has $160.6 million left under its current share repurchase authorization.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman’s products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to gross and operating margin, the Company’s site consolidation activities, operational costs, the Company’s outlook, continued launch of new products, future growth, long-term value, duplication of facility costs, full year goals, net sales, diluted EPS, adjusted diluted EPS, SG&A expenses, tariffs and customer mix. Words such as “believe,” “demonstrate,” “expect,” “estimate,”

“forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key vendor; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv) unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company; (xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) regulations related to conflict minerals; (xviii) cyber-attacks; (xix) imposition of taxes, duties or tariffs; (xx) exposure to risks related to accounts receivable; (xxi) volatility in the market price of our common stock and potential securities class action litigation; (xxii) losing the services of our executive officers or other highly qualified and experienced contributors; and (xxiii) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018.    The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	09/28/19	Pct.	09/29/18	Pct.*
Net sales	$253,796	100.0	$247,954	100.0
Cost of goods sold	166,872	65.8	152,957	61.7
Gross profit	86,924	34.2	94,997	38.3
Selling, general and administrative expenses	59,961	23.6	51,264	20.7
Income from operations	26,963	10.6	43,733	17.6
Other income, net	33	—	61	—
Income before income taxes	26,996	10.6	43,794	17.7
Provision for income taxes	5,688	2.2	9,777	3.9
Net income	$21,308	8.4	$34,017	13.7
Diluted earnings per share	$0.65		$1.03
Weighted average diluted shares outstanding	32,594		33,095

	39 Weeks		39 Weeks
Third Quarter (unaudited)	09/28/19	Pct.	09/29/18	Pct.*
Net sales	$751,762	100.0	$713,363	100.0
Cost of goods sold	490,199	65.2	437,029	61.3
Gross profit	261,563	34.8	276,334	38.7
Selling, general and administrative expenses	177,637	23.6	149,828	21.0
Income from operations	83,926	11.2	126,506	17.7
Other income, net	90	—	286	—
Income before income taxes	84,016	11.2	126,792	17.8
Provision for income taxes	17,803	2.4	27,789	3.9
Net income	$66,213	8.8	$99,003	13.9
Diluted earnings per share	$2.02		$2.98
Weighted average diluted shares outstanding	32,738		33,267

*	Percentage of sales data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	09/28/19	12/29/18
Assets:
Cash and cash equivalents	$54,170	$43,458
Accounts receivable [1]	372,356	400,663
Inventories	282,087	270,504
Prepaid expenses	16,237	5,652
Total current assets	724,850	720,277
Property, plant & equipment, net	103,483	98,647
Right of use assets [2]	33,870	—
Goodwill and other intangible assets, net	96,432	97,770
Deferred income taxes, net	6,114	6,228
Other assets	52,067	55,184
Total assets	$1,016,816	$978,106
Liabilities & shareholders’ equity:
Accounts payable	$80,813	$109,096
Accrued customer rebates and returns [1]	88,575	96,888
Accrued expenses and other	26,164	26,155
Total current liabilities	195,552	232,139
Long-term lease liabilities [2]	31,413	—
Other long-term liabilities	17,259	18,344
Shareholders’ equity	772,592	727,623
Total liabilities and equity	$1,016,816	$978,106

[1] - The previously reported December 29, 2018 Consolidated Balance Sheet includes an adjustment to present Accrued customer rebates and returns as an accrued liability. The effect of this reclassification adjustment was a $90.5 million increase to Accounts receivable and Accrued customer rebates and returns as of December 29, 2018.

[2] - The Company adopted Accounting Standard Codification 842 – Leases (“ASC 842”) during the first quarter ended March 30, 2019, using the modified retrospective approach, which does not require prior periods to be restated.

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)		39 Weeks (unaudited)
(in thousands)	09/28/19	09/29/18	09/28/19	09/29/18
Depreciation, amortization and accretion	$6,914	$6,669	$21,011	$19,673
Capital expenditures	$7,321	$6,683	$24,656	$18,099

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that are not related to our ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
(unaudited)	09/28/19	09/29/18	09/28/19	09/29/18
Net income (GAAP)	$21,308	$34,017	$66,213	$99,003
Pretax acquisition-related inventory fair value adjustment [1]	—	—	129	1,779
Pretax acquisition-related intangible assets amortization [2]	633	483	1,868	1,474
Pretax acquisition-related transaction and other costs [3]	245	857	3,011	1,189
Pretax investment impairment [4]	—	—	—	1,064
Tax adjustment (related to above items) [5]	(222)	(326)	(1,244)	(1,157)
Tax (benefit) related to pre-2016 state tax matters [5]	—	—	—	(368)

Adjusted net income (Non-GAAP)	$21,964	$35,031	$69,977	$102,984

Diluted earnings per share (GAAP)	$0.65	$1.03	$2.02	$2.98
Pretax acquisition-related inventory fair value adjustment [1]	—	—	0.00	0.05
Pretax acquisition-related intangible assets amortization [2]	0.02	0.01	0.06	0.04
Pretax acquisition-related transaction and other costs [3]	0.01	0.03	0.09	0.04
Pretax investment impairment [4]	—	—	—	0.03
Tax adjustment (related to above items) [5]	(0.01)	(0.01)	(0.04)	(0.03)
Tax (benefit) related to pre-2016 state tax matters [5]	—	—	—	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$0.67	$1.06	$2.14	$3.10
Weighted average diluted shares outstanding	32,594	33,095	32,738	33,267

[1] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.1 million pretax (or $0.1 million after tax) and $1.8 million pretax (or $1.3 million after tax) during the thirty-nine weeks ended September 28, 2019 and September 29, 2018, respectively, and were included in Cost of Goods Sold.

[2] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $0.6 million pretax (or $0.5 million after tax) during the thirteen weeks ended September 28, 2019 and $1.9 million pretax (or $1.4 million after tax) during the thirty-nine weeks ended September 28, 2019 and were included in Selling, General and Administrative expenses. Such costs were $0.5 million pretax (or $0.4 million after tax) during the thirteen weeks ended September 29, 2018 and $1.5 million pretax (or $1.1 million after tax) during the thirty-nine weeks ended September 29, 2018 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation expenses. During the thirteen weeks ended September 28, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $0.1 million pretax (or $0.1 million after tax). Additionally, we recorded inventory transfer costs of $0.1 million pretax ($0.1 million after tax) during the thirteen weeks ended September 28, 2019 which were included in Cost of Goods Sold. During the thirty-nine weeks ended September 28, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $2.0 million pretax (and $1.5 million after tax) and accelerated depreciation of $0.8 million pretax (or $0.6 million after tax). Each of these were included in Selling, General and Administrative expenses. Additionally, we recorded inventory transfer costs of $0.2 million pretax ($0.2 million after tax) during the thirty-nine weeks ended September 28, 2019 which were included in Cost of Goods Sold.    During the thirteen weeks ended September 29, 2018 and the thirty-nine weeks ended September 29, 2018, we incurred charges to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations of $0.9 million pretax (or $0.7 million after tax) and $1.2 million pretax (or $0.9 million after tax), respectively, which were included in Selling, General and Administrative expenses.

[4] – Pretax investment impairment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was less than our prior investment in the entity. Such costs were $1.1 million pretax (and $1.1 million after tax) during the thirteen and thirty-nine weeks ended September 29, 2018 and were included in Selling, General and Administrative expenses.

[5] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.2 million during the thirteen weeks ended September 28, 2019, $1.2 million during the thirty-nine weeks ended September 28, 2019, $0.3 million during the thirteen weeks ended September 29, 2018, and $1.2 million during the thirty-nine weeks ended September 29, 2018. Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate.    Also included in Provision for Income Taxes for the thirty-nine weeks ended September 29, 2018 is a tax benefit related to pre-2016 state tax matters of $0.4 million.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	09/28/19	Pct.*	09/29/18	Pct.
Gross profit (GAAP)	$86,924	34.2	$94,997	38.3
Pretax acquisition-related inventory fair value adjustment	—	—	—	—
Pretax acquisition-related transaction and other costs	106	0.0	—	—

Adjusted gross profit (Non-GAAP)	$87,030	34.3	$94,997	38.3
Net sales	$253,796		$247,954

	39 Weeks		39 Weeks
(unaudited)	09/28/19	Pct.	09/29/18	Pct.*
Gross profit (GAAP)	$261,563	34.8	$276,334	38.7
Pretax acquisition-related inventory fair value adjustment	129	0.0	1,779	0.2
Pretax acquisition-related transaction and other costs	239	0.0	—	—

Adjusted gross profit (Non-GAAP)	$261,931	34.8	$278,113	39.0
Net sales	$751,762		$713,363

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	09/28/19	Pct.	09/29/18	Pct.*
SG&A expenses (GAAP)	$59,961	23.6	$51,264	20.7
Pretax acquisition-related intangible assets amortization	(633)	(0.2)	(483)	(0.2)
Pretax acquisition-related transaction and other costs	(139)	(0.1)	(857)	(0.3)
Pretax investment impairment	—	—	—	—

Adjusted SG&A expenses (Non-GAAP)	$59,189	23.3	$49,924	20.1
Net sales	$253,796		$247,954

	39 Weeks		39 Weeks
(unaudited)	09/28/19	Pct.	09/29/18	Pct.
SG&A expenses (GAAP)	$177,637	23.6	$149,828	21.0
Pretax acquisition-related intangible assets amortization	(1,868)	(0.2)	(1,474)	(0.2)
Pretax acquisition-related transaction and other costs	(2,772)	(0.4)	(1,189)	(0.2)
Pretax investment impairment	—	—	(1,064)	(0.1)

Adjusted SG&A expenses (Non-GAAP)	$172,997	23.0	$146,101	20.5
Net sales	$751,762		$713,363

*	Percentage of sales data may not add due to rounding.